Exhibit 99.1

Entergy Corporation
639 Loyola Avenue
New Orleans, LA  70113

News
Release

Date:             May 16, 2003

For Release:   Immediately

Contact:         Morgan Stewart (Media)                                     Nancy Morovich (Investor Relations)
                      (504) 576-4238                                                    (504) 576-5506
                      mstewa3@entergy.com                                       nmorovi@entergy.com

Entergy Completes Renewal of Corporate Bank Revolver

New Orleans, La. - Entergy Corporation (NYSE: ETR) announced today that it has completed renewal of its corporate bank revolving credit facility with bank commitments totaling $1.45 billion. The new bank facility, which expires on May 13, 2004 and includes a one year term out provision, will be used to fund short-term financing of investments, to meet working capital needs, and for other corporate purposes.

The Lead Arranger for the new facility is Citigroup Global Markets, Inc. and the Co-Syndication Agents are ABN AMRO Bank, Bank One, and BNP Paribas. The unsecured facility includes 100 percent participation by banks who were party to the previous revolver agreement that expired May 15, 2003. In addition, three banks not in the previous credit facility have agreed to participate in the new revolver agreement. The overall level of bank interest was significant, with available commitments ultimately being reduced at Entergy's request by nearly $100 million.

"Our objective in pursuing the revolver renewal was to retain a level of liquidity and flexibility consistent with our overall financial plan while reinforcing the positive relationship we have developed with our banking partners," said C. John Wilder, Entergy's chief financial officer. "Our corporate revolver has been an important component of our continued success in strengthening Entergy's financial foundation and we are pleased with the level of participation and commitment that went into completing this effort."

Entergy's corporate revolver is but one element of its overall cash and liquidity plan. Operating cash, financing strategies, and recurring corporate expenditures, including capital spending and common stock dividends, are other key components of this plan. The table below reflects Entergy's projected liquidity for the period March 31, 2003 through the end of 2005. New debt capacity reflects those amounts Entergy believes it could issue in association with new investments while maintaining a net debt ratio of 50 percent or less. The amount actually raised could vary depending on the type of new investment and credit market environment. In addition, the renewed revolver agreement is reflected in this table and is assumed to remain in place through 2005.

Entergy Corporation Projected Liquidity March 31, 2003 through December 31, 2005 ($ in billions)
		3/31/03-12/31/05
Beginning cash at 3/31/03		0.4
Entergy Corp. credit revolver - unused portion	1.0
Planned refinancings	2.8
New debt capacity	2.4
Total financings		6.2
Adjusted operating cash flow (1)		5.3
Total sources		11.9
Debt maturities		3.6
Capital expenditures		3.1
Dividends		1.1
Targeted liquidity		0.8
Total uses		8.6
Net Liquidity Available for New Investment, Debt Repayment, Dividend Increase		3.3

(1) Adjusted operating cash flow reflects OCF less fuel expenditures at Entergy Nuclear ($0.2B), less decommissioning fund investment ($0.3B).

As reflected in the above table, Entergy's projection of strong cash flows through 2005 together with unused capacity under its renewed bank revolver will provide the company with substantial liquidity and financial flexibility.

Entergy Corporation is an integrated energy company engaged primarily in electric power production, retail distribution operations, energy marketing and trading, and gas transportation. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, and it is the second-largest nuclear generator in the United States. Entergy delivers electricity to 2.6 million utility customers in Arkansas, Louisiana, Mississippi, and Texas. Through Entergy-Koch, LP, it is a leading provider of wholesale energy marketing and trading services, as well as an operator of natural gas pipeline and storage facilities. Entergy has annual revenues of over $8 billion and more than 15,000 employees.

Entergy's online address is www.entergy.com

The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: From time to time, Entergy makes statements concerning its expectations, beliefs, plans, objectives, goals, strategies, and future events or performance. Such statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although Entergy believes that these forward-looking statements and the underlying assumptions are reasonable, it cannot provide assurance that they will prove correct. Forward-looking statements involve a number of risks and uncertainties, and there are factors that could cause actual results to differ materially from those expressed or implied in the statements. Some of those factors include, but are not limited to: resolution of pending and future rate cases and negotiations, including the Entergy New Orleans rate case and various performance-based rate discussions, and other regulatory decisions, including those related to Entergy's utility supply plan, Entergy's ability to reduce its operation and maintenance costs, particularly at its Non-Utility Nuclear generating facilities including the uncertainty of negotiations with unions to agree to such reductions, the performance of Entergy's generating plants, and particularly the capacity factor at its nuclear generating facilities, prices for power generated by Entergy's unregulated generating facilities - particularly the ability to extend or replace the existing power purchase agreements for the Non-Utility Nuclear plants - and the prices and availability of power Entergy must purchase for its utility customers, Entergy's ability to develop and execute on a point of view regarding prices of electricity, natural gas, and other energy-related commodities, Entergy-Koch's profitability in trading electricity, natural gas, and other energy-related commodities, changes in the number of participants in the energy trading market, and in their creditworthiness and risk profile, changes in the financial markets, particularly those affecting the availability of capital and Entergy's ability to refinance existing debt and to fund investments and acquisitions, actions of rating agencies, including changes in the ratings of debt and preferred stock, changes in inflation and interest rates, Entergy's ability to purchase and sell assets at attractive prices and on other attractive terms, volatility and changes in markets for electricity, natural gas, and other energy-related commodities, changes in utility regulation, including the beginning or end of retail and wholesale competition, the ability to recover net utility assets and other potential stranded costs, and the establishment of SeTrans or another regional transmission organization, changes in regulation of nuclear generating facilities and nuclear materials and fuel, including possible shutdown of Indian Point or other nuclear generating facilities, changes in environmental, tax, and other laws, including requirements for reduced emissions of sulfur, nitrogen, carbon, and other substances, the economic climate, and particularly growth in Entergy's service territory, variations in weather, hurricanes, and other disasters, advances in technology, the potential impacts of threatened or actual terrorism and war, the success of Entergy's strategies to reduce taxes, the effects of litigation, changes in accounting standards, changes in corporate governance and securities law requirements and Entergy's ability to attract and retain talented management and directors.